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                                                                    EXHIBIT 99.1

                     Aurora Foods Restructures Organization

                   Latest Streamlining Initiatives to Generate
                     Annual Savings of More Than $10 Million

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St. Louis, April 3, 2003 - As part of its ongoing strategy to streamline operations and improve profitability, Aurora Foods Inc. (NYSE: AOR), a producer and marketer of leading food brands, announced today that it has reduced its corporate staff by 25%. This development follows several recent organizational enhancements, including the executive promotions of Eric Brenk and Michael J. Hojnacki as Co-Presidents and Co-Chief Operating Officers and the simplification of Aurora's sales organization into three divisions.

     "Our objective is to be a leaner, stronger and more profitable company," said Dale F. Morrison, Aurora's Chairman and Chief Executive Officer. "We continue to make progress on several fronts to transform Aurora into a more competitive, productive and efficient organization."

     The staff reductions announced today are expected to result in annual savings of more than $10 million. Aurora will take a pre-tax charge over future quarters of approximately $8 million for costs associated with these changes.

About Aurora Foods Inc.
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     Aurora Foods Inc., based in St. Louis, Missouri, is a producer and marketer of leading food brands, including Duncan Hines(R) baking mixes; Log Cabin(R), Mrs. Butterworth's(R) and Country Kitchen(R) syrups; Lender's(R) bagels; Van de Kamp's(R) and Mrs. Paul's(R) frozen seafood; Aunt Jemima(R) frozen breakfast products; Celeste(R) frozen pizza and Chef's Choice(R) skillet meals. More information about Aurora may be found on the Company's Web site at www.aurorafoods.com.

CAUTIONARY NOTE: Statements contained in this press release that are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from the forward-looking statements contained in this release and which may affect the Company's prospects in general. For a summary of such risks and uncertainties, see the Company's periodic reports and other filings with the Securities and Exchange Commission.

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